UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2013

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Effective March 15, 2013, Blackbaud, Inc. entered into Management Transition Retention Agreements with certain of its officers including, but not limited to, named executive officers Anthony W. Boor, Jana B. Eggers, Bradley J. Holman and Kevin W. Mooney. Each of these Agreements provides that Blackbaud will make certain payments to the officers if he or she is terminated without “cause” or resigns for “good reason” (as such terms are defined in the Agreement) within 12 months after a new chief executive officer commences employment with Blackbaud. In these circumstances, Blackbaud will make the following payments to the officers: (a) a lump sum payment of 18 months of the officer's base salary at the rate in effect on the termination date, (b) a lump sum payment of the officer's annual target bonus for the year in which the termination takes place, prorated to reflect the percentage of days worked through the termination date, (c) reimbursement of the officer's applicable COBRA premiums (or Australian equivalent, in the case of Mr. Holman) for the lesser of 12 months following the termination date or until the officer becomes eligible for insurance benefits from another employer, and (d) 12 months accelerated vesting of all the officer's then outstanding and unvested stock options and other equity awards. Each Agreement also provides that it does not otherwise change the officer's employment status with Blackbaud.
The foregoing description of the Agreements is qualified in its entirety by reference to the full and complete text of the Agreements, a form of which is to be filed as an Exhibit to Blackbaud's Quarterly Report on Form 10-Q for the quarter ending March 31, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	March 21, 2013	/s/ Anthony W. Boor
Anthony W. Boor,
Senior Vice President and Chief Financial Officer